Exhibit 99.1

INOVIO Reports Fourth Quarter 2020

And Year-End Financial Results

Investor Call Today at 4:30 PM ET

PLYMOUTH MEETING, PA – March 1, 2021 – INOVIO (NASDAQ:INO), a biotechnology company focused on rapidly bringing to market precisely designed DNA medicines to treat and protect people from infectious diseases, cancer, and HPV-associated diseases, today reported financial results for the quarter ended December 31, 2020. INOVIO’s management will host a live conference call and webcast at 4:30 p.m. Eastern Standard Time today to discuss financial results and provide a general business update, including: top-line efficacy data from REVEAL 1; a Phase 3 clinical trial of VGX-3100; a progress update for the company’s INNOVATE Phase 2/3 COVID-19 vaccine clinical trial and its development strategy regarding the new COVID-19 vaccine addressing the current and future COVID variants of concern (VOC); and a general update on its DNA medicines platform. The live webcast and a replay may be accessed by visiting INOVIO’s website at http://ir.inovio.com/events-and-presentations/default.aspx.

INOVIO Fourth Quarter and Year-End 2020 Highlights

•

On March 1, 2021, INOVIO announced that it met primary and secondary efficacy endpoints among all evaluable subjects for the REVEAL 1 (Randomized Evaluation of VGX-3100 and Electroporation for the treatment of Cervical HSIL) trial. This trial is one of two ongoing pivotal, randomized, double-blind, multi-center, placebo-controlled, Phase 3 trials evaluating the safety, tolerability and efficacy of VGX-3100 to treat HPV-16/18-associated cervical high-grade squamous intraepithelial lesions (HSIL) using the company’s proprietary CELLECTRA® 5PSP device.

•	In first quarter 2021, INOVIO completed enrollment of 400 subjects in the Phase 2 segment of the INNOVATE (INOVIO INO-4800 Vaccine Trial for Efficacy) Phase 2/3 clinical trial.

•

INOVIO is addressing the new COVID variants through evaluating the impact of newly circulating strains of the SARS-CoV-2 virus on the immune profile of the INO-4800 vaccine and developing next-generation, pan-COVID vaccine candidates whose design could potentially provide better protection against the known and currently unknown SAR-CoV-2 variants.

•	In December, Phase 1 peer-reviewed clinical data from the first cohort of 40 participants administered with INO-4800 was published in The Lancet’s EClinicalMedicine.

•

In November, INOVIO presented overall survival at 18 months (OS18) data from its novel combination trial of INO-5401 and INO-9012 in combination with PD-1 inhibitor Libtayo® at the Society for Neuro-Oncology (SNO) 2020 Annual Meeting. Median overall survival among the unmethylated Glioblastoma Multiforme (GBM) patients in the trial was 17.9 months, which compares favorably to historical controls.

Dr. J. Joseph Kim, INOVIO’s President and CEO, said, “We have had a productive fourth quarter across our DNA medicines platform, including significant developments within both our HPV and oncology programs. We presented encouraging clinical efficacy results in a landmark combination trial for INO-5401 in GBM at the SNO 2020 Annual Meeting last November. Most importantly, we announced that our REVEAL 1 Phase 3 clinical trial for VGX-3100 met primary and secondary endpoints among all evaluable subjects. We are truly proud to advance VGX-3100 as the first DNA medicine to reach this important milestone.”

“INOVIO recognizes and applauds the incredible work to address the global COVID-19 pandemic across the industry, while also acknowledging the need for continued collaboration and coordination in vaccine development, manufacturing and distribution. I am also extremely proud of the dedication and efforts of our INOVIO team in contributing to this global endeavor, grateful for the continued support of our partners, and thankful for all Phase 2 participants in our INNOVATE clinical trial for their help in the ongoing fight against the pandemic. We look forward to successfully completing our Phase 2 segment in the second quarter and seeking to advance to the Phase 3 portion of the trial.”

INOVIO Fourth Quarter 2020 Program Updates

DNA Immunotherapies: HPV-associated Diseases and Immuno-Oncology

HPV-related Diseases

VGX-3100: Cervical, Vulvar, and Anal HSIL

INOVIO announced today that it met primary and secondary endpoints among all evaluable subjects for the REVEAL 1 trial. The trial protocol-defined modified intention to treat (mITT) population (N=193) includes all subjects with endpoint data. For the primary endpoint of histopathological regression of HSIL combined with virologic clearance of HPV-16 and/or HPV-18 at week 36, the percentage of responders was 23.7% (31/131) in the treatment group, versus 11.3% (7/62) in the placebo group (p=0.022; 12.4% difference in percentage, 95%CI: 0.4,22.5), thus achieving statistical significance. All secondary efficacy endpoints were achieved in the mITT population. These endpoints were: a) regression of cervical HSIL to normal tissue combined with HPV16/18 viral clearance, b) regression of cervical HSIL alone, c) regression of cervical HSIL to normal tissue, and d) HPV 16/18 viral clearance alone.

The trial protocol-defined intention to treat (ITT) population (N=201) includes all randomized subjects regardless of availability of endpoint data and defines those without endpoint data as non-responders. There were eight such subjects (seven in the treatment group, one in the placebo group). Including subjects with missing endpoint data, the percentage of subjects meeting the primary endpoint was 22.5% (31/138) in the treatment group, versus 11.1% (7/63) in the placebo group (p=0.029; 11.4% difference in percentage, 95%CI: -0.4,21.2), which was not statistically significant. All secondary endpoints were achieved in the ITT population except for regression of cervical HSIL alone (12.8% difference in percentage, 95%CI: -0.6,24.5). The reasons for missing endpoint data were: one subject was randomized but was never dosed, one withdrawal due to pregnancy, one withdrawal due to administration error, one withdrawal due to post-administration pain, one loss of follow-up due to COVID19-related travel restrictions, and three losses to follow-up due to undetermined reasons. A per-protocol analysis will also be performed upon trial completion.

There were no treatment-related serious adverse events and most adverse events were self-resolving and were considered to be mild to moderate, consistent with earlier clinical trials.

REVEAL 1 and REVEAL 2 are designed to assess and confirm the safety, tolerability, immunogenicity, and efficacy of VGX-3100. INOVIO will continue to follow subjects in REVEAL 1 for safety and durability of response for 18 months following the last administration and REVEAL 2 is currently enrolling subjects. INOVIO expects to present REVEAL 1 findings at a scientific meeting this year.

In December 2020, the company reported positive Phase 2 efficacy results demonstrating that VGX-3100 showed resolution of HPV-16/18-associated precancerous anal HSIL in 50% (11 of 22) of subjects six months following the start of treatment. The open-label, single-arm trial also showed VGX-3100 to be well-tolerated in treating men and women with HPV-16-/18-associated anal HSIL.

In January 2021, the company also reported positive efficacy results from an open-label Phase 2 trial of VGX-3100 to treat HPV-16 and HPV-18-associated vulvar HSIL. A 25% or more reduction in HPV-16/18-associated vulvar HSIL was observed for 63% of trial participants (12 of 19) treated with VGX-3100 at six months post-treatment. Three out of the 20 participants with histology data (15%) resolved their vulvar HSIL and had no HPV-16/18 virus detectable in the healed area. By comparison, the spontaneous resolution of vulvar HSIL caused by HPV-16/18 is estimated to be 2%. The trial also showed VGX-3100 to be well-tolerated.

INOVIO will continue to evaluate expansion of indications for vulvar and anal dysplasia.

INO-3107: Recurrent Respiratory Papillomatosis (RRP)

In November, INOVIO dosed its first subject with DNA medicine INO-3107 in a Phase 1/2 clinical trial for the treatment of RRP. The trial, called RRP-001, is a clinical trial investigating the efficacy, safety, tolerability and immunogenicity of INOVIO’s novel HPV-6/HPV-11 therapy in subjects with RRP, designed to eradicate both the cause, and sequelae, of infection of the airway with HPV in subjects who have required at least two surgical interventions per year for the past three years for the removal of associated papilloma(s). For this study, adult subjects will first undergo surgical removal of their papilloma(s) and then receive four doses of INO-3107, once every three weeks. The primary efficacy endpoint is a doubling or more in the time between surgical interventions following the first dose of INO-3107 relative to the frequency prior to study therapy. The study is currently open in the United States and is listed on ClinicalTrials.Gov (NCT04398433).

Immuno-oncology

INO-5401: Newly Diagnosed GBM

At the SNO 2020 Annual Meeting last November, INOVIO presented data from the company’s novel combination trial of DNA medicines INO-5401 and INO-9012 in combination with PD-1 inhibitor Libtayo® (cemiplimab) in the treatment of newly diagnosed GBM. In the MGMT promoter unmethylated cohort, which is the more difficult to treat group, 19/22 (86%) subjects had an IFN-gamma T cell response that increased over baseline to one or more of the antigens encoded by INO-5401. In the MGMT promoter methylated cohort, 16/17 (94%) subjects had an IFN-gamma response that increased over baseline to one or more of the antigens encoded by INO-5401. The novel combination of INO-5401 + INO-9012 continues to demonstrate a well-tolerated safety profile when given not only with radiation and chemotherapy, but also with PD-1 blockade by Libtayo®, which is being jointly developed by Regeneron and Sanofi. Additional data will be provided in the coming months, including correlative immunology and tissue data, as well as additional patient survival data.

INO-4800: COVID-19 DNA Vaccine Candidate

Phase 1 Update and Publication

In December 2020, Phase 1 clinical data from the first cohort of 40 participants for INO-4800 was published in The Lancet’s EClinicalMedicine in a paper, titled “Safety and immunogenicity of INO-4800 DNA vaccine against SARS-CoV-2: a preliminary report of an open-label, Phase 1 clinical trial.” The trial found that INO-4800 was immunogenic in all vaccinated subjects, effectively generating an immune response of humoral (including neutralizing antibodies) and/or cellular responses (both CD4 and CD8 T cells). Key findings from the trial included:

•

The 1.0 mg and 2.0 mg dose group both demonstrated seroconversion in 95% of the subjects, with 78% demonstrating neutralizing antibodies in the 1.0 mg dose group and 84% demonstrating neutralizing antibodies in the 2.0 mg dose group.

•

Cellular (T cell) responses were observed against multiple regions of the spike protein, including the RBD region. 74% had measurable cellular responses at the 1.0 mg dose group and 100% of the subjects in the 2.0 mg dose group demonstrated cellular responses.

•

Through week 8, no serious adverse events were reported. Only 6 related Grade 1 adverse events in 5 subjects were observed, primarily mild injection site reactions (e.g., redness); none of these increased in frequency with the second administration.

Phase 2 Update

After the quarter, INOVIO completed enrollment of 400 subjects in the Phase 2 segment of the INNOVATE clinical trial. The U.S. Department of Defense (DoD) has committed to provide funding for both the Phase 2 and Phase 3 segments of the INNOVATE clinical trial, in addition to the $71.1 million of funding previously announced in June 2020 for the large-scale manufacture of the company’s proprietary smart device CELLECTRA® 3PSP, production of doses and the procurement of CELLECTRA® 2000 devices.

License Agreement for Greater China with Advaccine

INOVIO also entered into a collaboration and license agreement for INO-4800 with Advaccine, who will have the exclusive right to develop, manufacture and commercialize INO-4800 within Greater China, which includes Mainland China, Hong Kong, Macao, and Taiwan. Advaccine will license its plasmid manufacturing process for use with INO-4800 and other INOVIO pipeline product candidates to INOVIO with the right to sublicense to INOVIO’s manufacturing partners. INOVIO received an upfront payment of $3.0 million and is eligible to receive up to an aggregate of $108.0 million upon the achievement of specified development and sales-based milestones for INO-4800 in Greater China. INOVIO is entitled to receive a royalty equal to a high single-digit percentage of annual net sales in each region within Greater China.

INOVIO’s Strategy to Address New Variants of Concern (VOC)

INOVIO has been closely monitoring the development and evolution of SARS-CoV-2 (which causes COVID-19) mutations, with a particular focus on the UK, South African and Brazilian variants. With instances of these variants on the rise globally and the UK variant expected to be the dominant strain in the United States by March, the emergence and the spread of the variants have been an area of high priority for INOVIO.

INOVIO is addressing the VOC through a two-pronged approach:

•

INOVIO is currently evaluating the impact of newly circulating strains of the SARS-CoV-2 virus on the immune profile of INO-4800 through an assessment of binding antibodies, neutralizing antibodies in both live and pseudo assays as well assessing the impact of the INO-4800-generated T cell responses on these variants.

•

INOVIO is also developing next-generation, pan-COVID vaccine candidates that could be tailored to the known and potentially unknown SAR-CoV-2 variants. Our next-generation pan-COVID vaccine candidates utilize our proprietary SynCon® gene optimization algorithm to analyze the available sequence data from all existing circulating variants and create a synthetic SAR-CoV-2 spike protein gene design intended to protect against the known VOC (notably the UK, SA and Brazilian strains) as well the future unknown strains.

INOVIO’s DNA vaccines are designed to mitigate the risk of the new viral variants through three main mechanisms:

•

Utilizing SynCon®, INOVIO is able to rapidly design candidates that have the potential to be protective against multiple newly emerging variants, which could result in a pan-variant COVID-19 vaccine solution.

•	DNA vaccines generate a balanced immune response, including T cell responses, which could make them less susceptible to changes in the genetic sequence of the virus.

•

DNA vaccines can be used for multiple boosts without being impacted by anti-vector immunity or an increase in reactogenicity. Moreover, pre-clinical studies and clinical trials have shown that DNA vaccines could also be used safely and efficiently to boost the initial immune responses generated by multiple other vaccine platforms.

DNA-encoded monoclonal antibody (dMAb®) for COVID-19- Innovative monoclonal antibody platform

In December 2020, INOVIO announced that the company and a team of scientists from The Wistar Institute, AstraZeneca, the University of Pennsylvania, and Indiana University received a $37.6 million grant from DARPA, a research and development agency of the DoD and the Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense (JPEO-CBRND), to use INOVIO’s innovative dMAb® technology to develop anti-SARS-CoV-2-specific dMAbs® which could offer versatile capabilities to function as both a therapeutic and preventive treatment for COVID-19. Using our core DNA platform technology, dMAbs® are constructed by encoding the DNA sequence for a specific monoclonal antibody in a DNA plasmid. The plasmids are then directly delivered into cells of the body using CELLECTRA® delivery devices, enabling these cells to manufacture the mAbs in vivo, unlike conventional mAb technology that requires manufacturing outside of the body. INOVIO’s dMAbs® also offer a cost-effective treatment option, are fast to administer to subjects, can be quickly manufactured and scaled up compared to traditional recombinant monoclonal antibody-based therapies, and do not require cold chain transport or storage. Notably, the overall approach can be applied beyond COVID-19 for any preventive and therapeutic treatment modalities, including infectious disease, cancer, or any other disease that can be treated by recombinant monoclonal antibody-based therapies.

Fourth Quarter and Full Year 2020 Financial Results

Total revenue was $5.6 million and $7.4 million for the quarter and year ended December 31, 2020, respectively, compared to $279,000 and $4.1 million for the same periods in 2019, respectively. Total operating expenses were $34.9 million and $131.5 million for the quarter and year ended December 31, 2020, respectively, compared to $30.7 million and $115.2 million for the same periods in 2019.

INOVIO’s net loss for the quarter and year ended December 31, 2020 was $24.3 million, or $0.14 per basic and diluted share, and $166.4 million, or $1.07 per basic and diluted share, respectively, compared to net loss of $37.7 million, or $0.38 per basic and diluted share, and $119.4 million, or $1.21 per basic and diluted share, for the quarter and year ended December 31, 2019, respectively.

Operating Expenses

Research and development (R&D) expenses for the quarter and year ended December 31, 2020 were $26.3 million and $94.2 million, respectively, compared to $22.0 million and $88.0 million, respectively, for the same periods in 2019. The year-over-year increase in R&D expenses was primarily related to an increase in drug manufacturing expenses and outside services related to INO-4800 and other clinical trials, an increase in engineering services related to our CELLECTRA® 3PSP device, higher device inventory expense, an increase in consulting services related to COVID-19, higher employee stock-based compensation expense due to increased staff numbers and an increase in patent maintenance and milestone fees to Wistar. These increases were offset by an increase in contra-research and development expense recorded from grant agreements of $33.5 million, among other variances.

General and administrative (G&A) expenses were $8.6 million and $37.2 million, respectively, for the quarter and year ended December 31, 2020, versus $8.7 million and $27.2 million, respectively, for the same periods in 2019. The year-over-year increase in G&A expenses was primarily related to an increase in legal expenses and employee and consultant non-cash stock-based compensation, partially offset by a gain on foreign exchange among other variances.

Capital Resources

As of December 31, 2020, cash and cash equivalents and short-term investments were $411.6 million compared to $89.5 million as of December 31, 2019. As of December 31, 2020, the Company had 186.9 million common shares outstanding and 203.0 million common shares outstanding on a fully diluted basis, after giving effect to the exercise, vesting and conversion, as applicable, of its outstanding options, restricted stock units, convertible preferred stock, and convertible debt.

On January 25, 2021, the Company closed an underwritten public offering of 20,355,000 shares of common stock at a public offering price of $8.50 per share. The net proceeds to the Company, after deducting the underwriters’ discounts and commissions and other estimated offering expenses, were $162.1 million.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s annual report on Form 10-K for the year ended December 31, 2020, which can be accessed at: http://ir.inovio.com/financials/default.aspx.

Conference Call / Webcast Information

INOVIO’s management will host a live conference call and webcast at 4:30 p.m. Eastern Time today to discuss INOVIO’s financial results and provide a general business update.

The live webcast and a replay may be accessed by visiting INOVIO’s website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO’s DNA Medicines Platform

INOVIO has 15 DNA medicine clinical programs currently in development focused on HPV-associated diseases, cancer, and infectious diseases, including coronaviruses associated with COVID-19 and MERS, for which programs are being developed with funding support from the U.S. Department of Defense and the Coalition for Epidemic Preparedness Innovations (CEPI). DNA medicines are composed of optimized DNA plasmids, which are small circles of double-stranded DNA that are synthesized or reorganized by a computer sequencing technology and designed to produce a specific immune response in the body.

INOVIO’s DNA medicines deliver optimized plasmids directly into cells intramuscularly or intradermally using INOVIO’s proprietary hand-held smart device called CELLECTRA®. The CELLECTRA® device uses a brief electrical pulse to reversibly open small pores in the cell to allow the plasmids to enter, overcoming a key limitation of other DNA and other nucleic acid approaches, such as mRNA. Once inside the cell, the DNA plasmids enable the cell to produce the targeted antigen. The antigen is processed naturally in the cell and triggers the desired T cell and antibody-mediated immune responses. Administration with the CELLECTRA® device is designed to ensure that the DNA medicine is efficiently delivered directly into the body’s cells, where it can go to work to drive an immune response. INOVIO’s DNA medicines do not interfere with or change in any way an individual’s own DNA. The advantages of INOVIO’s DNA medicine platform are how fast DNA medicines can be designed and manufactured; the stability of the products, which do not require freezing in storage and transport; and the robust immune response, safety profile, and tolerability that have been observed in clinical trials.

With more than 3,000 patients receiving INOVIO investigational DNA medicines in more than 7,000 applications across a range of clinical trials, INOVIO has a strong track record of rapidly generating DNA medicine candidates with potential to meet urgent global health needs.

About INOVIO

INOVIO is a biotechnology company focused on rapidly bringing to market precisely designed DNA medicines to treat and protect people from infectious diseases, cancer, and diseases associated with HPV. INOVIO is the first and only company to have clinically demonstrated that a DNA medicine can be delivered directly into cells in the body via a proprietary smart device to produce a robust and tolerable immune response. INOVIO’s lead immunotherapy candidate, VGX-3100, currently in Phase 3 trials for precancerous cervical dysplasia, cleared high-risk HPV-16 and/or HPV-18 in a Phase 2b clinical trial. High-risk HPV is responsible for 70% of cervical cancer, 91% of anal cancer, and 69% of vulvar cancer. Also in development are programs targeting HPV-related cancers and a rare HPV-related disease, recurrent respiratory papillomatosis (RRP); non-HPV-related cancers glioblastoma multiforme (GBM) and prostate cancer; as well as infectious disease DNA vaccine development programs in coronaviruses associated with COVID-19 diseases and MERS, Lassa fever, Ebola, and HIV. Partners and collaborators include Advaccine, ApolloBio Corporation, AstraZeneca, The Bill & Melinda Gates Foundation, Coalition for Epidemic

Preparedness Innovations (CEPI), Defense Advanced Research Projects Agency (DARPA)/Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense (JPEO-CBRND)/Department of Defense (DoD), HIV Vaccines Trial Network, International Vaccine Institute (IVI), Kaneka Eurogentec, Medical CBRN Defense Consortium (MCDC), National Cancer Institute, National Institutes of Health, National Institute of Allergy and Infectious Diseases, Ology Bioservices, the Parker Institute for Cancer Immunotherapy, Plumbline Life Sciences, Regeneron, Richter-Helm BioLogics, Thermo Fisher Scientific, University of Pennsylvania, Walter Reed Army Institute of Research, and The Wistar Institute. INOVIO also is a proud recipient of 2020 Women on Boards “W” designation recognizing companies with more than 20% women on their board of directors. For more information, visit www.inovio.com.

CONTACTS:

Media: Jeff Richardson, 267-440-4211, jrichardson@inovio.com

Investors: Ben Matone, 484-362-0076, ben.matone@inovio.com

* * * *

This press release contains certain forward-looking statements relating to our business, including our plans to develop and commercialize DNA medicines, our expectations regarding our research and development programs, including the planned initiation and conduct of preclinical studies and clinical trials and the availability and timing of data from those studies and trials, and our ability to successfully manufacture and produce large quantities of our product candidates if they receive regulatory approval. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, our ability to secure sufficient manufacturing capacity to mass produce our product candidates, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020 and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured or commercialized, that final results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

INOVIO Pharmaceuticals, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$250,728,118	$22,196,097
Short-term investments	160,914,935	67,338,017
Accounts receivable	18,559,967	700,073
Accounts receivable from affiliated entities	503,782	1,332,044
Prepaid expenses and other current assets	40,357,456	1,584,598
Prepaid expenses and other current assets from affiliated entities	106,432	1,050,140

Total current assets	471,170,690	94,200,969
Fixed assets, net	11,348,144	12,773,017
Investment in affiliated entities	4,460,366	6,315,356
Investment in Geneos	434,387	—
Intangible assets, net	3,146,770	3,693,851
Goodwill	10,513,371	10,513,371
Operating lease right-of-use assets	12,741,296	13,783,009
Other assets	25,957,448	2,672,024

Total assets	$539,772,472	$143,951,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$21,203,808	$18,237,258
Accounts payable and accrued expenses due to affiliated entities	642,969	729,729
Accrued clinical trial expenses	9,950,345	4,049,727
Deferred revenue	46,628	92,353
Deferred revenue from affiliated entities	—	31,775
Operating lease liability	2,329,394	2,074,842
Grant funding liability	7,474,310	6,065,212
Grant funding liability from affiliated entities	58,500	708,425

Total current liabilities	41,705,954	31,989,321
Deferred revenue, net of current portion	79,214	101,567
Convertible senior notes	14,139,988	64,180,325
Convertible bonds	4,515,834	12,842,592
Derivative liability	—	8,819,023
Operating lease liability, net of current portion	18,063,515	20,409,922
Deferred tax liabilities	32,046	32,046
Grant funding liability from affiliated entity, net of current portion	37,500	135,000
Other liabilities	57,663	36,943

Total liabilities	78,631,714	138,546,739

Commitments and contingencies
Inovio Pharmaceuticals, Inc. stockholders’ equity:
Preferred stock—par value $0.001; Authorized shares: 10,000,000, issued and outstanding shares: 9 at December 31, 2020 and 23 at December 31, 2019	—	—
Common stock—par value $0.001; Authorized shares: 600,000,000 at December 31, 2020 and December 31, 2019, issued and outstanding: 186,851,493 at December 31, 2020 and 101,361,034 at December 31, 2019	186,851	101,361
Additional paid-in capital	1,367,406,869	742,646,785
Accumulated deficit	(906,196,812)	(739,785,655)
Accumulated other comprehensive income (loss)	(256,150)	472,608

Total Inovio Pharmaceuticals, Inc. stockholders’ equity	461,140,758	3,435,099
Non-controlling interest	—	1,969,759

Total stockholders’ equity	461,140,758	5,404,858

Total liabilities and stockholders’ equity	$539,772,472	$143,951,597

INOVIO Pharmaceuticals, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Year ended December 31,
	2020	2019	2018
Revenues:
Revenue under collaborative research and development arrangements	$5,170,586	$3,636,945	$29,860,785
Revenue under collaborative research and development arrangements from affiliated entities	1,453,730	235,649	449,524
Other revenue	786,904	237,536	171,588
Other revenue from affiliated entities	—	1,800	—

Total revenues	7,411,220	4,111,930	30,481,897

Operating expenses:
Research and development	94,245,436	88,017,319	95,257,876
General and administrative	37,247,828	27,203,156	29,315,159

Total operating expenses	131,493,264	115,220,475	124,573,035

Loss from operations	(124,082,044)	(111,108,545)	(94,091,138)
Other income (expense):
Interest income	3,311,846	2,605,981	2,264,747
Interest expense	(8,702,450)	(7,948,539)	—
Change in fair value of common stock warrants	—	—	360,795
Change in fair value of derivative liability	(75,670,977)	(1,763,652)	—
Gain (loss) on investment in affiliated entities	36,556,658	(3,090,557)	(1,988,567)
Net unrealized gain on available-for-sale equity securities	1,695,497	—	—
Other income (expense), net	(704,896)	496,200	(1,343,856)
Gain on deconsolidation of Geneos	4,121,075	—	—
Loss on extinguishment of convertible bonds	(8,177,043)	—	—
Gain on extinguishment of convertible senior notes	8,762,030	—	—

Net loss before income tax benefit/(provision for income tax)	(162,890,304)	(120,809,112)	(94,798,019)
Income tax benefit	—	257,335	(2,169,811)
Share in net loss of Geneos	(4,584,610)	—	—

Net loss	(167,474,914)	(120,551,777)	(96,967,830)
Net loss attributable to non-controlling interest	1,063,757	1,192,558	—

Net loss attributable to Inovio Pharmaceuticals, Inc.	$(166,411,157)	$(119,359,219)	$(96,967,830)

Net loss per share attributable to Inovio Pharmaceuticals, Inc. stockholders
Basic and diluted	$(1.07)	$(1.21)	$(1.05)

Weighted average number of common shares outstanding
Basic and diluted	155,126,857	98,717,999	92,539,997